Filed Pursuant to Rule 433

Registration No. 333-164378

Issuer Free Writing Prospectus dated January 25, 2010

Relating to Preliminary Prospectus Supplement dated January 25, 2010

ADOBE SYSTEMS INCORPORATED

Pricing Term Sheet

3.250% Notes due 2015

Issuer:	Adobe Systems Incorporated (“Adobe”)

Principal Amount:	$600,000,000

Maturity:	February 1, 2015

Coupon:	3.250%

Price to Public:	99.826% of principal amount

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2010

Day Count Convention:	30/360

Proceeds (before expenses) to Adobe:	$595,356,000

Benchmark Treasury:	2.625% due December 31, 2014

Spread to Benchmark Treasury:	93 basis points

Yield to Maturity:	3.288%

Benchmark Treasury Price and Yield:	101-7+; 2.358%

Make-Whole Call:	At any time at a discount rate of Treasury plus 15 basis points

Trade Date:	January 25, 2010

Settlement Date:	February 1, 2010 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	00724F AA9 / US00724FAA93

Ratings:	Moody’s: Baa1(stable outlook) S&P: BBB+ (stable outlook)

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC

Co-Managers:	Daiwa Securities America Inc. Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc.

4.750% Notes due 2020

Issuer:	Adobe Systems Incorporated (“Adobe”)

Principal Amount:	$900,000,000

Maturity:	February 1, 2020

Coupon:	4.750%

Price to Public:	99.387% of principal amount

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2010

Day Count Convention:	30/360

Proceeds (before expenses) to Adobe:	$888,633,000

Benchmark Treasury:	3.375% due November 15, 2019

Spread to Benchmark Treasury:	120 basis points

Yield to Maturity:	4.828%

Benchmark Treasury Price and Yield:	97-29+; 3.628%

Make-Whole Call:	At any time at a discount rate of Treasury plus 20 basis points

Trade Date:	January 25, 2010

Settlement Date:	February 1, 2010 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	00724F AB7 / US00724FAB76

Ratings:	Moody’s: Baa1(stable outlook) S&P: BBB+ (stable outlook)

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC

Co-Managers:	Daiwa Securities America Inc. Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc.

Pro Forma Ratio of Earnings to Fixed Charges

As adjusted to give effect to the issuance of the 3.250% Notes due 2015 and 4.750% Notes due 2020 in this offering and the application of the net proceeds from this offering to repay amounts outstanding under Adobe’s credit facility, Adobe’s ratio of earnings to fixed charges would have been 11.1x for its fiscal year ended November 27, 2009.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade any of the notes offered hereby on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Banc of America Securities LLC at 1-800-294-1322 or J.P. Morgan Securities Inc. at 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.